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PLAYERS NETWORK INC - 8-K                                  Filing Date: 07/25/02
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EXHIBIT 2.1

      The Players Network to Sell Controlling Interest to KO Ventures, LLC

LAS VEGAS, NEVADA, January 10, 2003 - THE PLAYERS NETWORK (OTC/BB PNTV)

LAS VEGAS, Jan. 10 /PRNewswire-FirstCall/ -- The Players Network (OTC Bulletin
Board: PNTV) is pleased to announce that it has entered into a binding agreement to sell a controlling interest in The Players Network to California-based KO Ventures, LLC.

The PNTV Board of Directors approved the offer of $4.5 million in cash for 13,636,363 shares of common stock at a price of 33 cents a share. Further, KO will have an option to purchase up to 10,000,000 additional shares at a price of 50 cents a share, during the first year. The full investment of $4.5 million by KO will be made in increments between January and August 2003.

"We are excited about this latest development of our company to accelerate the growth and expansion of the business," said Mark Bradley, President, Players Network.

ABOUT THE PLAYERS NETWORK

Players Network operates the first and only 24-hour digital gaming and entertainment cable television channel, which is broadcast directly into hotel and casino guestrooms. Players also owns and operates Playersnetwork.com, a broadband gaming and entertainment internet portal, which includes original, produced gaming related content, e-commerce and full-streaming video programming on the World Wide Web. The company's television and internet content targets the 300,000,000 people who visit casino destinations worldwide each year by providing them with gaming-centric information.

ABOUT KO VENTURES, LLC

KO Ventures is a California limited liability company engaged in the development of technology businesses, real estate and healthcare facilities.

SAFE HARBOR STATEMENT

Forward-looking statements made herein are pursuant to the safe-harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results, performance or developments could differ materially from those expressed or implied by these forward looking statements as a result of known or unknown risks, uncertainties and other factors described from time to time in the company's filings with the Securities and Exchange Commission, press releases or other communications.







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